Exhibit 10.1
     PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH PORTIONS ARE DESIGNATED “***”.
     THIS SUPPLY AGREEMENT (“Agreement”), is made and entered into as of the 1st day of April, 2006, between The Valvoline Company, a division of Ashland Inc., a Kentucky corporation, with a mailing address of P. O. Box 14000, Lexington, Kentucky 40512, Attention: Director of Installed Sales & Training, (“VALVOLINE”), and Monro Service Corporation (“CUSTOMER”), a Delaware corporation, with a mailing address of 200 Holleder Parkway, Rochester, NY 14615.
W I T N E S S E T H:
     WHEREAS, the Customer purchases and supplies all of the products used at the retail locations operated by Monro, all of which are identified on the attached Schedule A, which Schedule will be amended from time to time to reflect locations opened, acquired or closed by Monro during the term hereof (the “Monro Locations”);
     IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH IN THIS AGREEMENT, and other good, valuable and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, VALVOLINE hereby agrees to sell and deliver, and CUSTOMER hereby agrees to purchase, receive and pay for, the Valvoline® products described below for use at the Monro Locations on the following terms and conditions:
1. TERM. This Agreement shall be in effect for a term from April 1, 2006 through March 31, 2011. CUSTOMER expressly agrees that the consideration for this Agreement is independent of any other agreement between CUSTOMER and VALVOLINE. This Agreement shall remain in effect unless terminated pursuant to the provisions hereof regardless of the termination or expiration of any other agreement between CUSTOMER and VALVOLINE. For purposes of this Agreement, except as otherwise provided herein, a “year” shall be the period beginning on October 1 and ending the following September 30.
2. PRIOR AGREEMENTS, RIGHTS AND OBLIGATIONS. [This Section intentionally not used.]
3. PRODUCTS. VALVOLINE shall sell and deliver, and CUSTOMER shall purchase, pay and provide safe access for the delivery of the following VALVOLINE® products (“Products”):
(i)	Valvoline® motor oils, greases and other lubricants;

(ii)	Valvoline® Professional Series products (as now or hereinafter constituted); and

(iii)	Valvoline® supplied oil and air filters.
Customer shall exclusively use and sell the Products at the Monro Locations and, in doing so, shall purchase, at a minimum, the following Products for the years October 1, 2006 to September 30, 2007, October 1, 2007 to September 30, 2008, October 1, 2008 to September 30, 2009, and October 1, 2009 to September 30, 2010: *** gallons of Valvoline oils and greases (*** points); *** units of Valvoline® Professional Series products (*** points); and *** units of Valvoline® oil and air filters (*** points). (For the period April 1, 2006 to September 30, 2006 and for the period October 1, 2010 to March 31, 2011, Customer shall purchase *** gallons of Valvoline oils and greases (*** points); *** units of Valvoline® Professional Series products (*** points) and *** units of Valvoline® oil and air filters (*** points). In the event Customer purchases at least *** gallons (or *** points) but less than *** gallons (or *** points) of Valvoline oils, greases and other lubricants in any year (defined for purposes of this provision as April 1st through March 31st) (the “Shortage Amount”), such Shortage Amount shall be carried forward and, together with the Shortage Amount from any other year shall be purchased by Customer within *** days following the term of this Agreement, at the price then-applicable to Customer as though the terms of Section 4 were still in effect during such additional *** day period. In calculating the aggregate amount of gallons to be purchased by Customer during such *** day period (the “Aggregate Shortage Amount”), as required by the preceding sentence, Customer shall receive a credit against the Aggregate Shortage Amount for purchases in any year in excess of *** gallons of Valvoline oils, greases and other lubricants.
4. PRICE/PAYMENT. For Products sold and delivered hereunder, CUSTOMER shall pay VALVOLINE’s applicable prices. Prices are subject to change upon written notice to CUSTOMER and such notice shall be delivered to CUSTOMER at least *** in advance, however, any future price adjustments shall generally allow CUSTOMER to remain competitive with comparable products sold by CUSTOMER’s competitors. Specifically, any price adjustments to the Products made under the terms of this Agreement will be limited to those implemented by VALVOLINE across its then-existing customers. CUSTOMER is responsible for payment of all applicable taxes, fees and other government-imposed charges, whether or not included in such prices. If compliance with law prevents VALVOLINE from charging or CUSTOMER from paying the price provided in this Agreement, any resulting failure to perform shall be excused pursuant to Section 6 hereof. Each delivery hereunder shall be considered a separate sale.
5. PRODUCT IDENTIFICATION. VALVOLINE shall have the right at any time to change or discontinue use of any trademark, service mark, grade designation, trade dress, trade name or other indication of source of origin (“Marks”) under which the Products are sold. If VALVOLINE discontinues the use of any Mark which the CUSTOMER, in its sole discretion, deems as being detrimental to its on-going business, the CUSTOMER shall have the right to terminate this Agreement under the conditions outlined below. CUSTOMER shall use its best efforts to maintain the quality, good name and reputation of VALVOLINE and the Products. Only the Products shall be stored or sold using any equipment or container which bears the Marks. VALVOLINE grants to CUSTOMER a license to use the Marks only to identify the Products, and store and advertise the Products. CUSTOMER shall not alter in composition, co-mingle with products from other sources, or otherwise adulterate the Products. CUSTOMER shall not bring or cause to be brought any proceedings, either administrative or judicial in nature, contesting VALVOLINE’s ownership of rights to, or registrations of the Marks.
6. FORCE MAJEURE. The parties to this Agreement shall not be responsible for any delay or failure to perform under this Agreement (other than to make payments when due hereunder) if delayed or prevented from performing by act of God; transportation difficulty; strike or other industrial disturbance; any law, regulation, ruling, order or action of any governmental authority; any allocation or shortage of product, as determined by VALVOLINE in its sole discretion; or any other cause or causes beyond such party’s reasonable control whether similar or dissimilar to those stated above. It is specifically acknowledged that any amount of Product that VALVOLINE fails to provide to CUSTOMER pursuant to the terms of this Section will be credited towards this Agreement, including any calculation of minimum purchases required by CUSTOMER under Sections 3, 9 and 11.
7. COMPLIANCE WITH LAWS/TAXES. CUSTOMER shall, at its own expense, (i) comply with all applicable laws, regulations, rulings and orders, including without limitation those relating to taxation, workers’ compensation, and environmental protection; (ii) obtain all necessary licenses and permits for the purchase and sale of the Products; and (iii) pay directly, or reimburse VALVOLINE on demand if paid by VALVOLINE, all taxes, inspection fees, import fees, and other governmental charges imposed upon this Agreement, the Products, or on the sale, purchase, handling, storage, advertising, distribution, resale or use of the Products.
8. VALVOLINE’S RIGHT TO INSPECT. VALVOLINE, or its authorized agents, shall have the right, but not the obligation, to inspect CUSTOMER’s premises, sample, monitor or test any motor oil, grease or filter offered for sale, and to inspect or test any tank, line, pump, dispenser, or other operating equipment, including without limitation equipment owned by Customer, used at CUSTOMER’s premises bearing the Marks, or being represented to contain the Products, at any time during business hours.
9. TERMINATION; REMEDIES. This Agreement may be terminated only by mutual consent of the parties in writing or if any one or more of the following events occur during the term of this Agreement:
(i)	by VALVOLINE if CUSTOMER defaults in the performance of or breaches any provision of Section 5 of this Agreement and fails to cure such default within fifteen (15) days;

(ii)	by VALVOLINE if CUSTOMER’s calendar quarter purchases are less than *** gallons of VALVOLINE oils, greases and other lubricants, *** units of Valvoline® Professional Series products and *** units of Valvoline® oil and air filters;

(iii)	by VALVOLINE or CUSTOMER, as the case may be, if any payment due hereunder is unpaid when due and remains unresolved for thirty (30) days after written notice from VALVOLINE to CUSTOMER or CUSTOMER to VALVOLINE, as the case may be;

(iv)	by either party if the other party materially defaults in the performance of or breaches any other provision of this Agreement and does not cure the same within thirty (30) days after notice of such default or breach;

(v)	by either party if, with respect to the other party, any proceeding in bankruptcy is filed, or any order for relief in bankruptcy is issued, by or against either party, or if a receiver for either party or the Premises is appointed in any suit or proceeding brought by or against either party, or if there is an assignment by either party for the benefit of that party’s creditor(s);

(vi)	by CUSTOMER if VALVOLINE is acquired, either directly or indirectly, through the sale of assets, merger, or otherwise; or
(vii)	by VALVOLINE if the CUSTOMER is acquired, either directly or indirectly, through the sale of assets, merger, or otherwise.
     Nothing contained herein shall be deemed to limit or otherwise restrict any right, power, or remedy of either party. All rights, powers, and remedies shall be cumulative and concurrent and the exercise of one or more rights, powers or remedies existing under this Agreement or now or hereafter existing at law or in equity, shall not preclude the subsequent exercise by either party of any other right, power or remedy.
     In the event that a change of control of VALVOLINE shall result in a party, person or corporate entity controlling a majority share of VALVOLINE and such party, person or corporate entity shall be a citizen of, or based in, a country which is, or becomes, listed on the United States of America’s Department of State’s Office of Defense Trade Control’s Embargo Reference Chart, the CUSTOMER shall have the immediate right to terminate this agreement without penalty, assessment of liquidated damages or prior notification.
10. NOTICE. Any written notice required or permitted to be given under this Agreement shall be sufficient for all purposes hereunder if in writing and personally delivered or sent by any means providing for return receipt to the address provided for the party in question in the heading of this Agreement. Any party may change the mailing address or other information provided for it in the heading hereof by written notice given in accordance with this Section 10.
11. PROMOTIONAL AND MARKETING SUPPORT.
     (i) In consideration of continuing as the exclusive supplier to the CUSTOMER, Valvoline agrees to provide an immediate, initial credit to CUSTOMER in the amount of ***.
     (ii) In further consideration of continuing as the exclusive supplier to the CUSTOMER, VALVOLINE agrees to provide a credit of *** per Point to CUSTOMER for each point of Products purchased by CUSTOMER from VALVOLINE (the “Point Credit”) during each calendar quarter of this Agreement. As used herein, the term “Point” or “Points” shall mean the number value assigned to each unit of Product as set forth on Schedule B. To qualify and receive the Point Credit provided herein, the CUSTOMER shall purchase during the calendar quarter a minimum of *** Points.
     Notwithstanding anything to the contrary contained herein but subject to the terms of Section 6 hereof, in the event CUSTOMER does not purchase the minimum Points required in a calendar quarter, then CUSTOMER shall not be entitled to, and shall not receive, the Point Credit for that quarter unless total Points purchased during the following quarter together with that quarter total a minimum of *** Points.
     (iii) In consideration of continuing as the exclusive supplier to the CUSTOMER, VALVOLINE agrees to provide a bonus credit (the “Loyalty Bonus Credit”) calculated for the periods October 1, 2006 to September 30, 2007, October 1, 2007 to September 30, 2008, October 1, 2008 to September 30, 2009 and October 1, 2009 to September 30, 2010, as ***. To receive this Loyalty Bonus Credit, CUSTOMER must have achieved at least 90% of its Points commitment in the Annual Plan for that year. (as defined in Section 26). For the period from April 1, 2006 to September 30, 2006, the Loyalty Bonus Credit shall be *** and shall be paid only if Customer purchases *** Points in the period from April 1, 2006 to September 30, 2006. For the period from October 1, 2010 to March 31, 2011, the Loyalty Bonus shall be *** and shall be paid only if Customer purchases *** Points in the period October 1, 2010 to March 31, 2011.
     (iv) VALVOLINE shall provide to CUSTOMER an annual growth bonus credit (the “Growth Credit”) for achieving annualized (October 1 to September 30) volume levels as follows:

***

***

***

***

***

***

***

***

***

***

***
     (v) VALVOLINE will provide motor-sports incentives to CUSTOMER, as outlined in Schedule C.
     (vi) VALVOLINE agrees to provide a credit (“BDF Credit”) of *** part of VALVOLINE’s program for Business Development Funds (“BDF”) for the period October 1, 2006 to September 30, 2007, October 1, 2007 to September 30, 2008, October 1, 2008 to September 30, 2009, October 1, 2009 to September 30, 2010. For the period from April 1, 2006 to September 30, 2006 and the period October 1, 2010 to March 31, 2011 the BDF Credit shall be ***.
     (vii) For the period October 1, 2006 to September 30, 2007, October 1, 2007 to September 30, 2008, October 1, 2008 to September 30, 2009 and October 1, 2009 to September 30, 2010, VALVOLINE agrees to provide annually a credit (“IIF Credit”) to CUSTOMER of *** part of VALVOLINE’s program for Installer Incentive Funds (“IIF”). For the period October 1, 2010 to March 31, 2011, the IIF Credit shall be ***.
     (viii) VALVOLINE shall directly pay to entities servicing oil storage and dispensing equipment at Monro Locations (the “Service Provider”) an amount of up to *** (the “Repair Credit”), for the cost to CUSTOMER of repairing oil storage and dispensing equipment at the Monro Locations. This amount will be determined by reference to the annual time period of April 1 to March 31. To receive the Repair Credit, CUSTOMER must have the Service Provider submit to VALVOLINE reasonable evidence of the costs and expenses incurred in making repairs, maintaining or replacing the oil storage and dispensing equipment at the Monro Locations. Should the costs and expenses of the repairs/maintenance/replacement of oil equipment be less than *** for the year (April 1 – March 31), the Repair Credit shall be reduced to the actual amount of the repairs/maintenance/replacement in that year (April 1 – March 31) and documented to VALVOLINE.
     (ix) VALVOLINE shall provide funding, redemption and other support for the CUSTOMER to promote a consumer mail-in rebate offer of *** each calendar year at CUSTOMER’s discretion, except during VALVOLINE’s national promotional periods. In conjunction with this effort, CUSTOMER shall have the right to participate in other consumer rebate promotions offered by VALVOLINE and VALVOLINE will provide funding, redemption and other support as necessary for those promotions.
12. PAYMENT OF CREDITS. The credits listed in Section 11 shall be provided as follows:
     (i) The credit listed in Section 11(i) shall be made available within fifteen (15) days after execution of this Agreement.
     (ii) The Point Credit earned pursuant to Section 11(ii) shall be provided within forty-five (45) days after the end of the calendar quarter.
     (iii) The Loyalty Bonus Credit earned pursuant to Section 11(iii) shall be provided on or about October 30 each year except that any payment due for the period for October 1, 2010 to March 31, 2011, the payment shall be made on or about April 30.
     (iv) The Growth Credit earned pursuant to Section 11(iv) shall be provided on or about October 30 each year except that any payment due for the period for October 1, 2010 to March 31, 2011, the payment shall be made on or about April 30.
     (v) The BDF Credit earned pursuant to Section 11(vi) shall be provided on or about October 30 each year except that any payment due for the period for October 1, 2010 to March 31, 2011, the payment shall be made on or about April 30.
     (vi) The IIF Credit earned pursuant to Section 11(vii) shall be provided on or about October 30 each year except that any payment due for the period for October 1, 2010 to March 31, 2011, the payment shall be made on or about April 30.
     (vii) The Repair Credit earned pursuant to Section 11(viii) shall be paid within a reasonable time after submission of appropriate receipts from the Service Provider.
     All of the foregoing credits shall be issued in the form of a credit memo delivered to the CUSTOMER. With respect to any credit memo issued by VALVOLINE under this Agreement, CUSTOMER must use such credit memo(s) within three months of their respective issuances against then existing balances owed to VALVOLINE or the credit memo(s) shall be void and have no effect.
13. FREIGHT. VALVOLINE agrees to deliver product to the CUSTOMER at up to five (5) warehouse destinations, freight prepaid, FOB the CUSTOMER’s receipt address for regular stock orders meeting prepaid shipment minimums. Freight will be prepaid on orders of 300 units or more. For orders less than 300 units, freight will be added to the bottom of the invoice. VALVOLINE agrees to allow the CUSTOMER to transport orders from the VALVOLINE’s designated shipping/receiving point. If CUSTOMER shall transport from VALVOLINE, VALVOLINE will issue a credit to the CUSTOMER equaling the prevailing freight charge of the VALVOLINE’s preferred motor carrier.
14. TURN TIME. Except for events of force majure contemplated by Section 6, all orders will be shipped within five (5) working days from receipt of order.
15. STOCK ADJUSTMENT. Annual obsolescence stock return for filter product will be allowed in the amount of *** of the previous year’s purchases. No handling charge will be assessed for goods in salable condition. Salable condition is defined as packaging that is clean and free of all pricing stickers, marks, scratches, and in good physical condition.
16. PRODUCT DEFECT/WARRANTY.
A.	VALVOLINE shall not be liable for any filter warranty claims by CUSTOMER or others. CUSTOMER agrees to handle and dispose of any warranty claim relating to any Product without cost to, or involvement of, VALVOLINE. In recognition of CUSTOMER’s willingness to handle, in this manner, all warranty claims relating to the Products, VALVOLINE will extend to CUSTOMER a credit in the amount of *** (the “Warranty Credit”) every October 1st during the term hereof.

B.	Notwithstanding Section 16.A, in the event of a filter product recall or production problem resulting in a “batch” or “lot” of product defects on a particular Product, CUSTOMER may return such Product for replacement products.

C.	The remedies set forth in Sections 16.A and B is CUSTOMER’s exclusive remedy with respect to filter warranty claims on the Products.
17. ETHICAL BUSINESS PRACTICE. Through an adherence to the provisions of Monro Muffler’s “Code of Ethics” and the “Business Responsibilities of an Ashland Employee”, all employees of Customer and Valvoline, respectively, are required to maintain the highest standards of honesty, integrity and trustworthiness. As such, both parties’ affirm that they will conduct themselves, with respect to this Agreement, in accordance with these applicable standards.
18. PRODUCT CATALOGS. SUPPLIER agrees to provide complete and accurate filter catalog information to CUSTOMER. All electronic data must be supplied in the then current format specified by the Automotive Aftermarket Industry Association (“AAIA”).
A.	Electronic information providing filter coverage for a minimum of 95% of all vehicles serviced by CUSTOMER during the current and preceding twenty (20) years;

B.	Electronic information will be updated at least semi-annually, and provided in its entirety;

C.	Corrections of identified erroneous electronic information will be provided monthly;

D.	Electronic information will provide the correct part information for the specific vehicle application, without regard to CUSTOMER’S decision to stock such part; and
     E. VALVOLINE shall provide, upon release of same, a quantity of each catalog, specification guide or other such media, in an amount sufficient to supply each location operated or managed by CUSTOMER.
     Failure to provide catalog information as outlined above will result in CUSTOMER obtaining the electronic information and/or print catalog editions in a manner most expeditious and beneficial to CUSTOMER. VALVOLINE agrees to reimburse CUSTOMER for any and all costs associated with having to obtain catalog information from alternate source(s), not to exceed *** annually.
19. LIQUIDATED DAMAGES. In the event that this Agreement is terminated by CUSTOMER without cause, by VALVOLINE due to default by CUSTOMER, or other applicable reasons outlined in Section 9 above (except 9 (vi)), CUSTOMER shall pay to VALVOLINE as liquidated damages (and not as a penalty) an amount as outlined below. The entire amount of such liquidated damages shall be paid to VALVOLINE within thirty (30) days of the effective date of the termination of this Agreement. The sum of the liquidated damages shall be calculated at the rate of *** for each full calendar month remaining in this Agreement after termination. The parties agree that the damages contemplated herein are the only ones to which VALVOLINE may be entitled upon termination of this Agreement. Additionally, CUSTOMER shall pay VALVOLINE *** in the event that CUSTOMER discontinues purchasing before completing *** months of this agreement. This will be in addition to the liquidated damages.
20. INDEPENDENT CONTRACTOR. The business conducted by CUSTOMER at CUSTOMER’s premises shall be the independent business of CUSTOMER, and the entire control and direction of the activities of such business shall be and remain with CUSTOMER. CUSTOMER shall not be the employee or agent of VALVOLINE, and CUSTOMER shall make no representation to the contrary.
21. TIME OF THE ESSENCE/WAIVER. In performing all obligations under this Agreement, time is of the essence. The failure of any party hereto to exercise any right such party may have with respect to breach of any provision of this Agreement shall not impair or be deemed a waiver of such party’s rights with respect to any continuing or subsequent breach of the same or any other provision of this Agreement.
22. EXECUTION AND ACCEPTANCE. This Agreement or any modification hereof shall not be binding upon VALVOLINE until it has been duly accepted by VALVOLINE, as evidenced by the signature of one of VALVOLINE’s authorized officers or representatives in VALVOLINE’s Lexington, Kentucky offices, with an executed counterpart delivered to CUSTOMER. Commencement of business between the parties prior to such acceptance, signature and delivery of a counterpart shall not be construed as a waiver by VALVOLINE of this condition.
23 ENTIRETY OF CONTRACT. This writing is intended by the parties as the final, complete and exclusive statement of the terms, conditions and specifications of their agreement and is intended to supersede all previous oral or written agreements and understandings between the parties relating to its specific subject matter. No employee or agent of VALVOLINE has authority to make any statement, representation, promise or agreement not contained in this Agreement. No prior stipulation, agreement, understanding or course of dealing between the parties or their agents with respect to the subject matter of this Agreement shall be valid or enforceable unless embodied in this Agreement. No amendment, modification or waiver of any provision of this Agreement shall be valid or enforceable unless in writing and signed by all parties to this Agreement. This Agreement shall supersede, and shall not be modified or amended in any way by the terms of, any purchase order which may be issued by CUSTOMER for the purchase of product hereunder.
24. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, the application of such provision to any other person or circumstance and the remainder of this Agreement will not be affected thereby and will remain in full effect.
25. GOVERNING LAW. THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AND SHALL BE DEEMED TO HAVE BEEN MADE AT LEXINGTON, KENTUCKY. Any dispute, claim or controversy arising out of or related to this Agreement (or any of the Agreements attached hereto as exhibits) or breach, termination or validity thereof, may be, by mutual consent of the parties, settled by arbitration conducted expeditiously in accordance with the commercial Arbitration Rules of the American Arbitration Association (“AAA”). Within ten (10) business days of the filing of arbitration, the parties shall select a sole independent and impartial arbitrator in accordance with such Rules. If the parties mutually agree to arbitration, but are unable to agree upon an arbitrator within such period, the AAA will appoint an arbitrator on the eleventh (11th) day, which arbitrator shall be experienced in commercial matters. The arbitrator will issue findings of fact and conclusions of law to support his/her opinion and is not empowered to award damages in excess of compensatory damages. The place of arbitration shall be Lexington, Kentucky. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Notwithstanding any of the foregoing, either party may seek remedies through the courts, including, without limitation, injunctive relief, prior and without prejudice to arbitration in accordance with this provision. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING DIRECTLY OR INDIRECTLY HEREUNDER.
     Notwithstanding anything contained in this Agreement, Valvoline shall not be liable in any arbitration, litigation or other proceeding for anything other than actual, compensatory damages.
26. ANNUAL PLAN. On or before September 15 each year this Agreement is in effect, CUSTOMER shall submit to VALVOLINE its annual plan. In no event shall the Annual Plan provide for CUSTOMER to purchase less than *** of the prior year Annual Plan.

27. RENEWABILITY. This Agreement has an established term and shall not automatically renew upon its expiration. If mutually desired, the Parties agree to terminate this agreement and replace it with another Agreement prior to the expiration of the established term of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first written above.

Monro Service Corporation	The Valvoline Company, a Division of Ashland, Inc.

By:	By:

Print Name:	Print Name:

Title:	Title: